Exhibit 99.1

July 21, 2008

TO: All Members

The board of directors of the Federal Home Loan Bank of Boston (the Bank) has adopted a revised retained earnings target range of $375.0 million to $400.0 million to address the challenges presented by the continuing downturn in the housing market and volatility in the credit and capital markets. The previous targeted minimum retained earnings level was $213.0 million. This change is in keeping with our objective to preserve member stock par value stability in the face of such volatile markets.

The Bank’s retained earnings serve as the primary cushion against impairment of member stock par value. Through extensive risk modeling and analytics, we continuously review the Bank’s retained earnings target and make adjustments to respond to changing market dynamics. In effect, we work to protect the value of members’ stock investments in the Bank by insulating those investments vis-à-vis retained earnings.

As of March 31, 2008, the Bank had retained earnings of $232.5 million. Over the coming quarters, we will focus on growing retained earnings to achieve the new retained earnings target range. We expect the increased target will result in dividend yield spreads that will be somewhat narrower to short-term interest rates until the target range is achieved, though there can be no assurance of a specific dividend level. The retained earnings target range is, as always, subject to ongoing revision in response to changing market and credit conditions.

Our capital structure requires that we balance shareholders’ desire for an attractive return on investment with the complementary need to protect that investment from losses. We will remain vigilant in our effort to deliver value to you, our member shareholders, on both fronts.

Please do not hesitate to contact either Chief Financial Officer Frank Nitkiewicz (617-292-9624) or myself with any questions regarding the Bank’s retained earnings target.

Sincerely,

Michael A. Jessee

President and Chief Executive Officer